Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DETERMINATION

OF

6.0% SERIES E SENIOR CONVERTIBLE VOTING PERPETUAL PREFERRED STOCK

OF

GIGA-TRONICS INCORPORATED, a California corporation

Pursuant to Section 401(d) of the Corporations Code of the State of California, the undersigned, John Regazzi and Lutz P. Henckels, DO HEREBY CERTIFY as follows:

A.     They are the duly elected and acting Chief Executive Officer and Chief Financial Officer, respectively, of Giga-tronics Incorporated, a California corporation (the “Corporation”).

B.     Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation and applicable law, the following resolution amending the Certificate of Determination of the Corporation’s 6.0% Series E Senior Convertible Voting Perpetual Preferred Stock (the “Series E Shares”) to increase the number of shares in such series from 60,000 to 70,000 was duly adopted by the Board of Directors on August 8, 2018:

RESOLVED, that pursuant to the provisions of the Articles of Incorporation of the Corporation, the Certificate of Determination of 6.0% Series E Senior Convertible Voting Perpetual Preferred Stock (the “Series E Shares”) and applicable laws, Section 1 of the Certificate of Determination of the Series E Shares is hereby amended and restated as follows:

Section 1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “6.0% Series E Senior Convertible Voting Perpetual Preferred Stock”, hereinafter referred to as the “Series E Preferred Stock”. The number of shares constituting such series shall be 70,000.

C.          A total of 53,400 Series E Shares are issued and outstanding. The foregoing amendment has been approved by a majority of the Series E Shares outstanding.

We declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Dublin, California, on August 15, 2018.

/s/ John Regazzi
Name: John Regazzi Title: Chief Executive Officer

/s/ Lutz P. Henckels
Name: Lutz P. Henckels Title: Chief Financial Officer